INTRENET, INC.
STATEMENT RE: COMPUTATION
OF PER SHARE EARNINGS


                                                   Three Months Ended June 30,   Six Months Ended June 30,
                                                       1998           1997           1998           1997
Weighted average shares outstanding during period   13,550,638     13,450,303     13,549,934     13,444,088

Assumed exercise of options and warrants               457,994        228,456        420,384        185,906

Shares assumed for fully diluted earnings per share 14,008,632     13,678,759     13,970,318     13,629,994

Earnings for the period:
    ($ in Thousands)

    Net earnings                                    $       1,246  $         714  $       1,634  $         462


Earnings per common and common
      equivalent share:

      Basic:                                        $        0.09  $        0.05  $        0.12  $        0.03

      Diluted:                                      $        0.09  $        0.05  $        0.12  $        0.03



                                                                                                Exhibit 11

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